Exhibit 2.3
EXECUTION COPY
          VOTING AGREEMENT, dated as of June 13, 2011 (this “Agreement”), between Jacobs Private Equity, LLC (the “Investor Representative”) and Michael R. Welch (“Stockholder”).
          WHEREAS, as a condition to the willingness of the Investor Representative and certain other investors to enter into the Investment Agreement dated as of the date hereof (the “Investment Agreement”), with Express-1 Expedited Solutions, Inc., a Delaware corporation (the “Company”), the Investor Representative has requested Stockholder, and Stockholder has agreed, to enter into this Agreement with respect to all shares of the Company’s common stock, par value $0.001 per share (the “Company Common Stock”), that Stockholder beneficially owns (including any shares that Stockholder acquires after the date hereof, including upon exercise or conversion of any options, rights or other securities convertible into or exercisable for Company Common Stock) (the “Shares”); provided that the term Shares shall not include any options, rights or other securities convertible into or exercisable for Company Common Stock.
          NOW, THEREFORE, the parties hereto agree as follows:
ARTICLE 1
Grant of Irrevocable Proxy; Voting Agreement
          SECTION 1.01. Voting Agreement. Stockholder hereby irrevocably and unconditionally agrees to vote or exercise its right to consent with respect to all Shares that Stockholder is entitled to vote at the time of any vote to approve (i) the Equity Investment, (ii) the Certificate of Amendment, (iii) the Omnibus ICP and (iv) any other transaction contemplated by the Investment Agreement submitted to the stockholders of the Company for approval (or any amendment thereof, subject to Section 5.03), at any meeting of the stockholders of the Company, and at any adjournment thereof, at which the Equity Investment, the Certificate of Amendment, the Omnibus ICP or any such other transaction is submitted for the consideration and vote of the stockholders of the Company, or in connection with any written consent of the stockholders of the Company in respect thereof. Stockholder hereby agrees that it will not vote any Shares in favor of, or consent to, and will vote against and not consent to, the approval of any (i) Takeover Proposal, (ii) reorganization, recapitalization, liquidation or winding-up of the Company or any other extraordinary transaction involving the Company or (iii) corporate action the consummation of which would prevent, interfere with, impede or delay the consummation of the transactions contemplated by the Investment Agreement. Except as expressly set forth in this Section 1.01, nothing in this Agreement shall limit the right of Stockholder to vote or exercise its right to consent in favor of or against, or abstain with respect to, any matter presented to the Company’s stockholders, including in connection with the election of directors.
          SECTION 1.02. Irrevocable Proxy. Stockholder hereby revokes any and all previous proxies granted with respect to the Shares. By entering into this Agreement,

Stockholder hereby grants a proxy appointing the Investor Representative as Stockholder’s attorney-in-fact and proxy, with full power of substitution, for and in Stockholder’s name, to vote, express consent or dissent, or otherwise to utilize such voting power solely in the manner permitted by Section 1.01. The proxy granted by Stockholder pursuant to this Article 1 is irrevocable and is granted in consideration of the Investor Representative entering into this Agreement and the Investment Agreement and incurring certain related fees and expenses. The proxy granted by Stockholder shall be automatically revoked upon termination of this Agreement in accordance with its terms. Stockholder hereby affirms that the irrevocable proxy is coupled with an interest and, except as set forth in this Section 1.02 or in Section 5.02, is intended to be irrevocable in accordance with the provisions of Section 212 of the DGCL. The parties agree that this Agreement is a voting agreement created under Section 218(c) of the DGCL.
          SECTION 1.03. Capacity as a Stockholder. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall limit or restrict Stockholder in his capacity as a director or officer of the Company or any designee, employee, representative or affiliate of Stockholder who is a director or officer of the Company (in all cases, to the extent applicable) from acting in such capacity or voting in such person’s sole discretion on any matter (it being understood that this Agreement shall apply to Stockholder solely in Stockholder’s capacity as a stockholder of the Company).
ARTICLE 2
Representations and Warranties of Stockholder
          Stockholder represents and warrants to the Investor Representative that:
          SECTION 2.01. Binding Agreement. This Agreement has been duly executed by Stockholder and, assuming the due execution and delivery of this Agreement by the Investor Representative, constitutes a valid and binding agreement of Stockholder.
          SECTION 2.02. Non-Contravention. The execution, delivery and performance by Stockholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate any applicable Law or Judgment or (ii) require any consent or other action by any Person under, constitute a default under or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which Stockholder is entitled under any provision of any agreement or other instrument binding on Stockholder.
          SECTION 2.03. Ownership of Shares. As of the date hereof, Stockholder is the record and beneficial owner of the Shares, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of the Shares), other than any restrictions applicable to the Shares that may exist pursuant to securities Laws. None of the Shares are subject to any voting trust or other agreement or arrangement with respect to the voting of such Shares.

          SECTION 2.04. Total Shares. As of the date hereof, except as set forth on the signature page hereto, Stockholder does not beneficially own any (i) Shares entitling Stockholder to vote at meetings of stockholders of the Company, including the Stockholders Meeting, (ii) securities of the Company convertible into or exchangeable for shares of the Company entitling Stockholder to vote at meetings of stockholders of the Company, including the Stockholders Meeting or (iii) options or other rights to acquire from the Company any shares of the Company or securities convertible into or exchangeable for shares of the Company entitling Stockholder to vote at meetings of stockholders of the Company, including the Stockholders Meeting.
          SECTION 2.05. Finder’s Fees. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from the Investor Representative or the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of Stockholder.
ARTICLE 3
Representations and Warranties of the Investor Representative
          The Investor Representative represents and warrants to Stockholder that:
          SECTION 3.01. Authorization; Binding Agreement. The execution, delivery and performance by the Investor Representative of this Agreement and the consummation by the Investor Representative of the transactions contemplated hereby are within the limited liability company powers of the Investor Representative and have been duly authorized by all necessary limited liability company action. This Agreement has been duly executed and delivered by the Investor Representative and, assuming the due execution and delivery of this Agreement by Stockholder, constitutes a valid and binding agreement of the Investor Representative.
ARTICLE 4
Covenants of Stockholder
          Stockholder hereby covenants and agrees that:
          SECTION 4.01. No Proxies for or Encumbrances on Shares. Except pursuant to the terms of this Agreement, Stockholder shall not, without the prior written consent of the Investor Representative, directly or indirectly, (i) grant any proxy or power of attorney or enter into any voting trust or other agreement or arrangement with respect to the voting of any Shares or (ii) sell, assign, transfer, encumber, pledge or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance, pledge or other disposition of, any Shares during the term of this Agreement. Stockholder shall not seek or solicit any such sale, assignment, transfer, encumbrance, pledge or other disposition or any such contract, option or other arrangement or understanding, and shall provide prompt notice to the Investor Representative if Stockholder shall be approached or solicited, directly or indirectly, by any person with respect to any of the foregoing.
ARTICLE 5
Miscellaneous
          SECTION 5.01. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles and Sections are to Articles and Sections of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof, including Section 5.03, and thereof. References to any person include the successors and permitted assigns of that person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.
          SECTION 5.02. Further Assurances. The Investor Representative and Stockholder will each use reasonable best efforts to execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law, to effectuate the rights of the Investor Representative and obligations of Stockholder set forth in this Agreement.
          SECTION 5.03. Amendments; Termination. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective. Notwithstanding the foregoing, the parties acknowledge and agree that in the event that Stockholder acquires record or beneficial ownership of, or the power to vote or direct the voting of, any Shares following the date hereof, such Shares shall, without further action of the parties, be subject to the provisions of this Agreement, and the number of Shares held by Stockholder set forth on the signature page hereto will be deemed automatically amended accordingly. This Agreement shall automatically terminate upon the earliest to occur of (i) the termination of the Investment Agreement in accordance with its terms, (ii) the consummation of the Equity Investment and (iii) the date of any amendment, modification, change or waiver of the Investment Agreement executed after the date hereof that results in a change to the terms of the Securities that is material and adverse to the Company and that is not consented to in writing by Stockholder in his sole discretion prior to such amendment, modification, change or waiver of the Investment Agreement.

          SECTION 5.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto. Any purported assignment in contravention of this Section 5.04 shall be null and void.
          SECTION 5.05. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.
          SECTION 5.06. Jurisdiction. (a) Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, any Delaware State court and the Federal court of the United States of America sitting in the State of Delaware) for the purposes of any suit, action or other proceeding arising out of this Agreement or the transactions contemplated hereby (and agrees that no such action, suit or proceeding shall be brought by it except in such courts). Each of the parties further agrees that, to the fullest extent permitted by applicable Law, service of any process, summons, notice or document by U.S. registered mail to such person’s respective address set forth herein shall be effective service of process for any action, suit or proceeding in the State of Delaware with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the parties hereto irrevocably and unconditionally waives (and agrees not to plead or claim), any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, in any Delaware State court or the Federal court of the United States of America sitting in the State of Delaware) or that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
          SECTION 5.07. Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile), all of which shall be considered one and the same agreement and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.
          SECTION 5.08. Severability. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision hereof and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
          SECTION 5.09. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, in any Delaware State court or the Federal court of the United States of America sitting in the State of Delaware), this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (x) any party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or in equity.
          SECTION 5.10. Capitalized Terms. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Investment Agreement as of the date hereof.
          SECTION 5.11. Communications. Stockholder hereby (i) consents to and authorizes the publication and disclosure by the Company and the Investor Representative of Stockholder’s identity and holding of Shares, and the nature of Stockholder’s commitments, arrangements and understandings under this Agreement, and any other information that the Company or the Investor Representative reasonably determines to be necessary in any SEC disclosure document in connection with the Equity Investment or any other transactions contemplated by the Investment Agreement and (ii) agrees as promptly as practicable to notify the Investor Representative of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document.
          SECTION 5.12. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given (i) if to the Investor Representative, as provided in Section 8.02 of the Investment Agreement and (ii) if to Stockholder, to Michael R. Welch, c/o Express-1 Expedited Solutions, Inc., 3399 South Lakeshore Drive, Suite 225, Saint Joseph, MI 49085, Facsimile: 269-695-7458.

          IN WITNESS WHEREOF, the Investor Representative and Stockholder have caused this Agreement to be duly executed as of the date first above written.

JACOBS PRIVATE EQUITY, LLC,
By:	/s/ Bradley S. Jacobs
	Name:	Bradley S. Jacobs
	Title:	Managing Member

/s/ Michael R. Welch

MICHAEL R. WELCH
Shares owned by Michael R. Welch as of the date hereof:
869,789 Shares
Options, rights and other securities owned by Michael R. Welch as of the date hereof that are exercisable for or convertible into Shares (both vested and unvested, as the case may be):
Options to purchase 480,000 Shares